EXHIBIT 99.1

NEWS

Greif Executive Vice President & CFO Huml Announces Plan to Retire

DELAWARE, Ohio (April 28, 2010) – Donald S. Huml, 63, executive vice president and chief financial officer of Greif, Inc. (NYSE: GEF, GEF.B), has announced his intent to retire. He has been CFO since joining the company in 2002, and was named executive vice president in 2006.

Greif will conduct a rigorous internal and external search for his replacement. After his successor has been named, Huml will remain with the company to ensure an orderly transition, and will take on special projects and serve in an advisory capacity for an undetermined period. Huml will fully retire once continuity in the company’s operations and strategic initiatives is assured.

Greif, Inc. is the world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated, flexible and multiwall containers and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 45 countries to serve global as well as regional customers. Additional information is on the company’s Web site at www.greif.com.

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Contact:

Deb Strohmaier, APR
Vice President, Communications
+1 740 549 6074
+1 740 816 0692 cell
debra.strohmaier@greif.com